Exhibit 99.1

Nutranomics Engages VP of Sales for Asian Expansion

DRAPER, UTAH, SEPT. 23, 2013 Nutranomics, Inc. (OTCBB: NNRX) (OTCQB: NNRX) ("Nutranomics" or the "Company") is pleased to announce that it has appointed Mr. Amar Chandnani to the newly created position of Vice President of Sales for South East Asia.

Mr. Chandnani is an experienced sales manager who brings a wide skillset to the Company, ranging from online platform expansion to eco-based product branding and distribution. Mr. Chandnani started as a Business Development Consultant for Nutranomics and in just over a year has advanced within the organization to establish himself as VP of Asian sales.

"We knew a year ago that Amar would develop into a leader within the Nutranomics family," said Dr. Tracy K. Gibbs, CEO of Nutranomics. "Based on his stellar reputation within the dietary supplement industry in Asia, we anticipate that Amar will continue to help us build upon the triple digit yearly growth we have been experiencing in the Asian marketplace. We expect great things from Amar as we expand our new business development efforts across Asia."

About Nutranomics

Nutranomics is a publicly traded company engaged in research and development of nutritional food products. In 1997, Nutranomics produced and branded its own product line, and began to sell to the retail outlets and to the public. Nutranomics has also produced formulas for hundreds of other companies. Nutranomics' mission is to increase human health and longevity through education and self-awareness. The Company has sales representatives throughout North America and Asia.

For further information regarding Nutranomics, Inc., please contact our investor relations representatives at toll-free (888) 616-3999.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Such forward-looking statements include, among other things, the growth of the Company in the Asia marketplace.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.  Such factors include, among others, the inherent uncertainties associated with developing new products and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, competition in the industry in which we operate and market conditions.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States.  Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.  Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov